EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38094, 333-83089, 333-84183, 333-108716, 333-125743, 333-144221, 333-150253, 333-158595, 333-166067, 333-173206, 333-181564 and 333-188860 on Form S-8 and Registration Statement Nos. 333-183153 and 333-189831 on Form S-3 of our reports dated December 10, 2013, relating to the consolidated financial statements and internal control over financial reporting of AVANIR Pharmaceuticals, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of AVANIR Pharmaceuticals, Inc. for the year ended September 30, 2013.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

December 10, 2013